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                                                         Exhibit 99
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                                  [LOGO]






                           STATEMENT OF APPROVAL

                             OFFSHORE SHUTTLE


      The vessel concept "Offshore Shuttle" is found technical feasible by DNV for transport and removal of:

          -    Offshore platform deck structures.

          -    Jackets.

      The basis for our "Statement of Approval" is described in our report DNV-97-3443. Limitations regarding deck/jacket weights, waterdepths, etc. are also indicated in the report DNV-97-3443.





      Oslo, 97-06-20


      Knut Skaar                                       Per Oystein Alvaer

      Knut Skaar                                       Per Oystein Alvaer
      Head of Section                            Principal Marine Surveyor






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It is agreed that save as provided below Det Norske Veritas, its subsidiaries, bodies, officers, directors, employees and agents shall have no liability for any loss, damage or expense allegedly caused directly or indirectly by their mistake or negligence, breach of warranty, or any other act, omission or error by them, including gross negligence or wilful misconduct by any such person with the exception of gross negligence or wilful misconduct by the governing bodies or senior executive officers of Det Norske Veritas. This applies regardless of whether the loss, damage or expense has affected anyone with whom Det Norske Veritas has a contract or a third party who has acted or relied on decisions made or information given by or on behalf of Det Norske Veritas. "However, if any person uses the services of Det Norske Veritas or its subsidiaries or relies on any decision made or information given by or on behalf of them and in consequence suffers a loss, damage or expense proved to be due to their negligence, omission or default, then Det Norske Veritas will pay by way of compensation to such person a sum representing his proved loss." In the event Det Norske Veritas or its subsidiaries may be held liable in accordance with the sections above, the amount of compensation shall under no circumstances exceed the amount of the fee, if any, charged for that particular service, decision, advice or information." Under no circumstances whatsoever shall the individual or individuals who have personally caused the loss, damage or expense be held liable." In the event that any provision in this section shall be invalid under the law of any jurisdiction, the validity of the remaining provisions shall not in any way be affected.
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DET NORSKE VERITAS CLASSIFICATION AS, VERITASVEIEN 1, N-1322 HOVIK, NORWAY,
          TEL. INT: +47 67 57 99 00, TELEFAX: +47 67 57 99 11



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                 T E C H N I C A L    R E P O R T

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Client:           Offshore Shuttle a.s.

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Title of Report:  Feasibility Verification of Offshore Shuttle

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Report No.:       DNV-97-3443

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[LOGO]    DET NORSKE VERITAS

          REPORT



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
Date                 Dept./Sec.    Project No.     Type of Report
9 October, 1997      DN770         77047057        Technical

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Approved by                                        Client, Sponsor                 Client's ref.
for Det Norske Veritas AS
                                                   Offshore Shuttle a.s.


Knut Skaar

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Summary

The Offshore Shuttle is a vessel prototype primarily intended used for removal, installation and transportation of jackets, decks and other offshore structures. Offshore Shuttle A/S requested
DNV, by DN-770 (VMO), in February 97 to do a feasibility verification of the shuttle concept.

From March through beginning of June VMO have reviewed engineering documentation, performed own calculations, attended model testing and meetings. Based on the obtained information we have found the technical feasibility of the shuttle documented, and hence we have issued a "Statement of
Approval". The current report describes/discuss the basis and limitations for that statement.


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DNV Report No.                    Subject Group                 4 Indexing terms
97-3443

----------------------------------------------------------     -------------------------------------
Title of Report                                                 Removal
                                                               ----------------------------------
FEASIBILITY VERIFICATION OF                                     Offshore Shuttle
OFFSHORE SHUTTLE                                               ----------------------------------
                                                                Feasibility
                                                               ----------------------------------
                                                                Vessels
----------------------------------------------------------     ----------------------------------
     Distribution statement:

     /X/ No distribution without permission from  / / Limited distribution within  / / Unrestricted
          the responsible department/client            Det Norske Veritas AS

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Work carried out by                                Work verified by


Per Oystein Alvaer                                 Henrik Sverdrup

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Date of last revision                Rev. No.                   Number of pages

September 3, 1997                    A                          11

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It is agreed that save as provided below Det Norske Veritas, its subsidiaries, bodies, officers, directors, employees and agents shall have no liability for any loss, damage or expense allegedly caused directly or indirectly by their mistake or negligence, breach of warranty, or any other act, omission or error by them, including gross negligence or wilful misconduct by any such person with the exception of gross negligence or wilful misconduct by the governing bodies or senior executive officers of Det Norske Veritas. This applies regardless of whether the loss, damage or expense has affected anyone with whom Det Norske Veritas has a contract or a third party who has acted or relied on decisions made or information given by or on behalf of Det Norske Veritas.
This applies regardless of whether the loss, damage or expense has affected anyone with whom
Det Norske Veritas has a contract or a third party who has acted or relied on decisions made or information given by or on behalf of Det Norske Veritas. "However, if any person uses the services of Det Norske Veritas or its subsidiaries or relies on any decision made or information given by or on behalf of them and in consequence suffers a loss, damage or expense proved to be due to their negligence, omission or default, then Det Norske Veritas will pay by way of compensation to such person a sum representing his proved loss". In the event Det Norske Veritas or its subsidiaries may be held liable in accordance with the sections above, the amount of compensation shall under no circumstances exceed the amount of the fee, if any, charged for that particular service, decision, advice or information. "Under no circumstances whatsoever shall the individual or individuals who have personally caused the loss, damage or expense be held liable." In the event that any provision in this section shall be invalid under the law of any jurisdiction, the the validity of the remaining provisions shall not in any way be affected.

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



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                               TABLE OF CONTENTS



1         INTRODUCTION .....................................................  4

2         DESIGN BASIS .....................................................  5

    2.1     Rules and Regulations ..........................................  5

    2.2     Environmental Conditions .......................................  5

    2.3     Accept Criteria ................................................  5

3         RECEIVED DOCUMENTATION ...........................................  6

    3.1     General ........................................................  6

    3.2     Design Basis ...................................................  6

    3.3     Drawings .......................................................  6

    3.4     Environmental Loads ............................................  6

    3.5     Operational Procedures .........................................  7

    3.6     Ballast Calculations/Procedures and Stability ..................  7

    3.7     Global Strength ................................................  7

    3.8     Local Strength .................................................  8

4         DISCUSSION & CONCLUSIONS .........................................  9

    4.1     General ........................................................  9

    4.2     Assumptions ....................................................  9

    4.3     Document Review ................................................  9

    4.4     Shuttle Strength ...............................................  9

    4.5     Buoyancy and Stability ......................................... 10

    4.6     Operational Feasibility ........................................ 10

    4.7     Future Engineering Work ........................................ 10

5   REFERENCES ............................................................. 11







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1    INTRODUCTION

     The offshore Shuttle is a vessel primarily intended used for removal and installation including transportation to/from shore of jackets, decks, "Spares", and other offshore structures. The prototype vessel main construction is tubulars with 10m diameter. Length, breadth, and height are respectively 200m, 70m and 60m.

     Offshore Shuttle A/S requested DNV, by DN-770 (VMO), in February 97 to do a feasibility verification of the shuttle concept for the removal option. The DNV verification has been based on documentation received from March through the beginning of June 97, see section 5.

     On June 20 our review work was completed and we issued a "Statement of Approval". Our statement referred to a report that at the time was a draft for internal use only. This document is the updated version of our draft report. The report describes/discuss the basis and limitations for our "Statement of Approval".

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2     DESIGN BASIS

2.1   Rules and Regulations

      The shuttle is a rather special vessel and how/where to obtain statutory approval was not clearly defined at the time of our feasibility review. Hence, no specific governmental rule/regulation has been defined as basis for the shuttle feasibility verification.

      Our feasiblity verification is based on the general requirements to marine operations defined in Ref. /1/.



2.2   Environmental Conditions

      The weather criteria have been chosen based on unrestricted operations for towing phase(s), and weather restricted operations for offshore removal. See Ref. /1/Pt.1 Ch.2 Sec.3.1.3 for definitions of restricted/ unrestricted operations. Winter operations in the North Sea have been regarded as unlikely and the transportation criteria are hence based on North Sea summer season data.

      The design waves used are,

          1)   transportation: Hs = 8.0m, Tz range = 7.4s through 15.5s, and
          2)   offshore operation: Hs = 2.5m, Tz range = 4.0s through 13.0s.


2.3   Accept Criteria

     The purpose of our review was to verify the technical feasibility of the offshore shuttle concept. In order to meet this objective we required:

          1)   adequate structural strength of the shuttle,
          2)   sufficient buoyancy and stability of the shuttle and
          3) that the operations can be carried out safely with the described equipment and procedures to be documented for all phases.







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3.    RECEIVED DOCUMENTATION

3.1   General

      In this section we have listed the reviewed documentation, on which we have based our feasibility verification. The main results of our review, including some comments to the documentation, have been given. We assume our comments will be dealt with in the ongoing development of the shuttle design. However, we do not forsee that this will imply the need for any major design modifications. Hence, the comments should be regarded as to have insignificant impact on the technical feasibility of the offshore shuttle concept.


3.2   Design Basis

      Ref. /2/ describes the design basis for the shuttle. The document is found adequate to form the basis for a feasibility study.



3.3   Drawings

      No design drawings of the shuttle have been available. Our feasibility verification is based on sketches (layout drawings) indicating main dimensions. As the breadth are not finalised, i.e. 64m applied in Ref. /5/ and 73m in /6/, we have assumed 70m in our own estimates for weight, buoyancy and stability. Mean wall thickness (20mm) and typical ring stiffener dimensions have been assumed as indicated in the engineering reports.



3.4   Environmental Loads

      Ref. /4/ includes wave motion/loading calculations for offshore operations and transport conditions. Model test results have been presented in Ref. /5/. The reports do indicate that the shuttle motions characteristics are rather favourable. Hence, we do not expect any problems for the detail design of positioning guides, supports and seafastening for deck/jacket removal and transport.

      The following should be considered in future analysis:

         1) Clarify the reason for selecting H=14.8m and T=13s for the regular wave for structural analysis.

         2) Atkins report states that the linear analysis under-predicts tha RAO's for the shuttle motions. The action taken/recommended due to this should be clarified.

         3) Relationship between model test results and analysis should be discussed.

         4) Wave load calculations for the situations when the shuttle is in contact with the jacket or the deck.

      Ref. /6/ includes towage resistance calculations. The calculated bollard pull requirements for transportation are considerably lower than our own estimates. E. g. the wind load calculations in Ref. /6/ do not properly account for all the twelve shuttle columns, and the wave drift force seems small.


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3.5    Operational Procedures

       Outline procedures describing the main activities required to fulfil the intention of the Shuttle are given in Ref./3/. We find that the procedures show that it should be possible to achieve the operational requirements. However, detailed procedures are needed for each specific project.

3.6    Ballast Calculations/Procedures and Stability

       Ref./7/includes stability calculations for various steps for two different jacket sizes. The calculations indicate that it should be no problem to fulfil applicable stability requirements. However, updated ballast/stability calculations are needed for each specific project.

       The following should be considered in future analysis:

               1) To update the shuttle lightweight, i.e. 9000t have been assumed while Ref./6/ indicates 16700t. (Note:
                       The "fixed ballast" applied in the model test/upending analysis is not included in the 16700t estimate).

               2) To update the shuttle geometry and tank layout, i.e. the stability calculations consider more tanks than Ref./6/ indicates.

               3) Include stability/ballast calculations for deck lift-off.

       Ref./8/ summarises the mechanical outfitting required. We have no principal objections to the described outfitting, but some of the "Redundancy Requirements" (i.e. minimum 50%) are unclear. In the further development we recommend to refer to the applicable parts of Ref./1/Pt.2 Ch.1 Sec.4.5.2 (Class 2 or 4).

3.7    Global Strength

       The global strength has been verified for the transport condition in Ref./10/. As mention in 3.4 we do not see that the selected wave(s) necessarily gives maximum stresses. However, we agree with the main conclusion that the areas in the shuttle structure with high stresses are rather limited. These may therefore be reinforced without significantly increasing the shuttle lightweight and hence without effecting the feasibility.

       The received documentation does not include global strength calculations of the shuttle during offshore operations. However, with adequate ballasting sequences we do not expect that offshore operations should impose any critical global structural design cases.


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3.8   Local Strength

      Ref. /9/ does include a calculation of maximum differential pressures and a verification of tabular strength for these pressures. The calculations indicate that it could be possible to obtain a mean wall thickness of 20mm.

      The following should be considered in future local strength analysis:

            1)   Include all stresses in the local buckling calculations.
            2) Verify the design for local loads from support structures, etc.
            3)   Calculations of tabular end shells and internal bulkheads.









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4    DISCUSSION & CONCLUSION

4.1  General

     In addition to the document review described in 4.3 below our conclusion is based on information received in meetings with Offshore Shuttle A/S and model test attendance/video review. Our main assumptions have been listed in sub-section 4.2.

     Sub-sections 4.4 through 4.6 present our evaluations regarding the "acceptance criteria" listed in 2.3. Some ideas regarding future development are presented in 4.7.


4.2  Assumptions

     Our conclusion regarding feasibility of the shuttle do include the following main assumptions:

     1) Jacket and deck weights will be within applicable limits, see 4.5 below.

     2) A check to verify that jacket (and deck) dimensions are suitable will be carried out for each project. See 4.7 below.

     3)  Water depth will be sufficient to operate the shuttle, see 4.7 below.

     4) Evaluation of jacket cutting procedures has not been a part of our scope of work. The maximum scheduled time indicated for this part of the operation in Ref. /2/ is hence considered as a part of the basis for our conclusion.

     5) An adequate deck support structure for lift-off may be preinstalled or installed within an applicable weather window.

     6) Structural and equipment modifications on the shuttle will be allowed/required as a part of the "detailed engineering".


4.3  Document Review

     Our document review does not include a detailed verification of the presented results. However, it has been verified, partly through our own calculations, that the results are of "correct" magnitude.


4.4  Shuttle Strength

     We find that the main dimensions and local design of the shuttle tubulars have been proven adequate through the reviewed calculations.

     As indicated in 3.7 and 3.8 there are still extensive structural strength calculations to be done on the shuttle design. However, we do not expect this engineering to effect the feasibility.


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4.5 Buoyancy and Stability

    Requirements to buoyancy and stability will be the governing parameters for the maximum weight of the objects to be transported. As there is some discrepancies in the calculations, see 3.6, and CoG of the objects will vary for each project, we have partly based our conclusion on our own calculations/estimates.

    The present transport calculations are made for a mean draft of 6.35m, and with this draft the shuttle net buoyancy (without fixed ballast) is 20.000t. Depending on the jacket CoG some water ballast will be required and the jacket weight should hence be less than 20.000t. However, we do not see any principal problem to compensate this by increasing the shuttle transport draft and hence the net buoyancy. For a reasonable jacket CoG the stability should be adequate even with a draft of 8-9m.

    The model testing and wave analysis for vertical positioning is done with a draft of approximately 90m, representing a minimum waterdepth of approximately 100m. Based on Ref./7/ and our own estimates we do expect the shuttle buoyancy/stability to be sufficient to upend a 20,000t jacket from this depth.

    Capacity for deck lift-off will depend on VCG of the deck and required minimum draft of the shuttle. Hence, detailed procedures are needed for each specific project.

4.6 Operational Feasibility

    As mentioned in 3.5 the operational outline marine procedures are found adequate. It should be noted that the shuttle operational feasibility is depending on that our assumptions 4) and 5) in 4.2 can be met.

4.7 Future Engineering Work

    We recommend that the following are considered in the future engineering work:

      1) Development design drawings including a revision control system.

      2) Improve the co-ordination of the engineering work. E.g. by establishing a main engineering report referring to other applicable reports.

      3) Based on possible projects, clearly define the shuttle design capacity limitations, i.e. jacket/deck weight/CoG/dimensions and water depth range.

      4) Considering applicable class and statutory requirements define extent of engineering required as basis for construction of the shuttle.

      5) Elaborate/detail all procedures that may influence the shuttle design.

      6) Define additional engineering required for each specific project based on applicable marine operation rules, e.g. Ref./1/.

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5  REFERENCES

/1/ DET NORSKE VERITAS: Rules for Planning and Execution of Marine Operations, January 1996.

/2/ OFFSHORE SHUTTLE A/S: OSAS-97-001, "Offshore Shuttle--Design Basis and Design Brief", dated 6 March 1997.

/3/  OFFSHORE SHUTTLE A/S:  "Marine Operations" dated 4 June 1997.

/4/  WS ATKINS: L4632/RPT/01, "Hydrodynamic Analysis"

/5/ SSPA - MARINE CONSULTING: 974120-1, "Offshore Shuttle - Model Test in Regular Waves and irregular Seas"

/6/ HARLAND AND WOLFF: Project No. HW 98591. Offshore Shuttle A/S - Owner's Offshore Vessel Design, Outline Report on Constructability, Regulatory, Resistance Aspects. (Fax dated June 4, 1997)

/7/ OFFSHORE DESIGN A.S: OD-97-026, "Offshore Shuttle - Stability Analysis", dated April 2 - 1997.

/8/  OFFSHORE SHUTTLE A.S: Design Summary Mechanical Outfitting.

/9/ OFFSHORE SHUTTLE A.S: Fax dated May 16, 1997: Dimensioning of Tubulars to Resist Differential Pressure.

/10/ TEKNISK DATA AS: R165-01, "Offshore Shuttle - Global Stress Analysis
     Based on Time Domain Wave Loading", dated May 21, 1997.

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